Exhibit 99.2

Mallinckrodt International Finance S.A. Announces Pricing of

Senior Unsecured Notes Offering

DUBLIN, Ireland — April 8, 2013 — Mallinckrodt International Finance S.A. (“MIFSA”), a wholly owned subsidiary of Covidien plc (NYSE: COV) which will become a wholly owned subsidiary of Mallinckrodt plc (“Mallinckrodt”) at the time of the completion of the separation of the Pharmaceuticals business of Covidien from its other businesses, announced today that it has agreed to sell $300 million of 3.50% senior unsecured notes due 2018 (the “2018 Notes”) and $600 million of 4.75% senior unsecured notes due 2023 (the “2023 Notes” and, collectively with the 2018 Notes, the “Notes”).

The Notes will initially be guaranteed on an unsecured and unsubordinated basis by Covidien International Finance S.A. (“CIFSA”), a wholly owned subsidiary of Covidien. Subject to and concurrently with the satisfaction of certain conditions (including the distribution of Mallinckrodt’s ordinary shares to the holders of Covidien ordinary shares as of the record date for the distribution), the CIFSA guarantee will be automatically and unconditionally released and discharged. At the time of the release of the CIFSA guarantee, Mallinckrodt plc will guarantee the Notes on an unsecured and unsubordinated basis. The placement of the Notes is expected to close on April 11, 2013. It is anticipated that MIFSA will retain a portion of the net proceeds for general corporate purposes and that the majority will be retained by Covidien.

The Notes were offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act. The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available. This press release does not constitute an offer to sell the Notes, nor a solicitation of an offer to purchase the Notes.

CONTACTS

Bruce Farmer	Coleman Lannum, CFA
Vice President	Vice President
Public Relations	Investor Relations
508-452-4372	508-452-4343
bruce.farmer@covidien.com	cole.lannum@covidien.com

Todd Carpenter

Senior Director

Investor Relations

508-452-4363

todd.carpenter@covidien.com

FORWARD-LOOKING STATEMENTS

This press release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to: statements about the separation of the Pharmaceuticals business from Covidien’s other businesses, the transfer of the assets and liabilities associated with such Pharmaceuticals business to Mallinckrodt and the creation, as a result of the distribution, of an independent, publicly traded company, Mallinckrodt plc, to hold the assets and liabilities associated with the Pharmaceuticals business after the distribution; the terms and the effect of the distribution and the related transactions (including as to tax consequences); and the conditions to completion of the distribution. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, MIFSA’s ability to consummate the offering of the Notes. Mallinckrodt is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise. More detailed information about these and other risk factors is set forth in Mallinckrodt’s Registration Statement on Form 10, as amended, which has not yet been declared effective by the SEC, and Covidien’s Annual Report on Form 10-K and other periodic filings with the SEC.